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                                                                 EXHIBIT 10.30


                        INDEPENDENT CONSULTANT AGREEMENT


         THIS INDEPENDENT CONSULTANT AGREEMENT (the "Agreement") is made and entered into as of October 1, 1996 by and between AVIGEN, INC., a Delaware corporation ("the Company") and PHILIP J. WHITCOME ("Consultant") effective October 1, 1996 (the "Effective Date"). Whereas the Company and Consultant desire to create an "independent contractor" relationship in connection with certain consulting services to be provided by Consultant to the Company, as described below, the parties agree to the following terms of this engagement.

1.       POSITION

         Consultant, as an independent contractor, agrees to provide certain business and financial services to the Company ("Services").

2.       TERM

         2.1 COMPLETION OF SERVICES. This Agreement will become effective on the Effective Date and shall continue in effect until October 1, 1997 unless terminated earlier as set forth in Section 2.2.

         2.2     TERMINATION.

                 This Agreement may be terminated by the Company with or without cause effective ten (10) days after the date notice of termination is delivered to Consultant. In the event of termination the Company will pay Consultant the reasonable value of services rendered up to the date of notice of termination, not to exceed the compensation set forth in Section 3 of this Agreement.

3.       COMPENSATION

         Consultant shall be paid compensation in the amount of $100,000, payable in monthly installments of $8,333.33. Such monthly installments shall be due and payable on the first business day of each month and shall be compensation for services to be performed during that month.

4.       REIMBURSEMENT

         Consultant shall be reimbursed for Consultant's out-of-pocket expenses, if any, in connection with the performance of Consultant's responsibilities under Paragraph 5 and reasonably incurred in the performance of Consultant's duties under this Agreement.



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5.       RESPONSIBILITIES

         (a) Consultant shall use its reasonable best efforts to perform and promptly complete the Services.

         (b) Consultant agrees to accept exclusive liability for the payment of payroll taxes, self-employment taxes, and social security and other contributions that are based on the compensation to be paid to Consultant under this Agreement and on the wages or other compensation paid to any agents or employees of Consultant which the Company has authorized Consultant to engage. Consultant agrees to indemnify and defend the Company against all such taxes or contributions.

6.       INDEPENDENT CONTRACTOR STATUS

         Consultant acknowledges that the Services rendered under this Agreement are for a specified fee for certain intended results, and that Consultant is under the control of the Company only as to the result of the Services and not as to the means by which this result is accomplished. As such, Consultant acknowledges that Consultant is an independent contractor within the meaning of California Labor Code Section 3353, and accepts the legal consequences of this status, including without limitation that (1) the Company has no obligation to Consultant to maintain liability insurance to cover the risk, if any, that Consultant creates in performing Services under this Agreement, (2) Consultant is excluded from the benefits of any applicable state workers' compensation insurance and acknowledges that Consultant must maintain his own desired levels of medical, disability, life and other insurance or benefits, whether or not he is injured while performing Services for the Company, (3) Consultant is excluded from receiving state unemployment and disability insurance benefits, (4) the Company will not deduct from Consultant's compensation any amounts for federal or state income tax withholding, "FICA" contributions, contributions to state disability funds or similar withholding, and (5) Consultant is excluded from coverage of state and federal labor laws that may regulate the payment of overtime wages or other matters affecting employees.

7.       ASSIGNMENT

         The rights and obligations of Consultant are personal in nature and may not be assigned without the Company's prior written consent. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assignees of the Company.

8.       ENTIRE AGREEMENT

         This Agreement constitutes the entire agreement between the parties respecting the Services expected to be rendered by Consultant to the Company, and there are no representations, warranties or commitments which may be relied upon by either party except as specifically set forth in this Agreement. This Agreement supersedes all prior or contemporaneous agreements, commitments,





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representations, writings, and discussions between the Company and Consultant, whether oral or written. This Agreement may be amended only by an instrument in writing executed by the parties hereto. Consultant expressly acknowledges that Consultant has read the terms of this Agreement, has had the opportunity to discuss those terms with his own legal counsel, and understands that this is a legally binding contract.

9.       NOTICES

         Any notice, request, demand or other communication hereunder shall be in writing and shall be deemed to be duly given when personally delivered to an officer of the Company or to Consultant, as the case may be, or three days after deposit in the United States Mail with postage prepaid addressed, if to the Company, at 1201 Harbor Bay Parkway #1000, Alameda, California or if to Consultant, at 99 Field Brook Road, Madison, Connecticut or to such other address as either party may specify by notice to the other as provided in this Paragraph.

10.      COUNTERPARTS

         This Agreement and the other agreements referred to above may be executed in counterparts, each of which shall be deemed to be an original.

11.      PUBLICITY

         During the term of this Agreement the Company may refer to Consultant's name and role with the Company in its presentations and published material with Consultant's prior consent.





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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the first date written above.


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                                       By
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                                                 President


                                       CONSULTANT




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